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                                                                   Exhibit 12D
                                                                   Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503

                                 (In Thousands)
                                    UNAUDITED


                                                                 Nine Months Ended
                                                            September 30,  September 30,
                                                                1999               1998
                                                            -----------        ------------



OPERATING REVENUES                                            $705,955           $773,364
                                                               -------            -------

OPERATING EXPENSES                                             546,691            653,179
  Interest portion of rentals (A)                                3,288              3,729
                                                               -------            -------
        Net expense                                            543,403            649,450
                                                               -------            -------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                            878              1,621
   Other income/(expense), net                                   6,682             (4,312)
                                                               -------            -------
        Total other income and deductions                        7,560             (2,691)
                                                               -------            -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                                      $170,112           $121,223
                                                               =======            =======

FIXED CHARGES:
   Interest on funded indebtedness                            $ 25,324           $ 35,922
   Other interest (B)                                           10,407             13,542
   Interest portion of rentals (A)                               3,288              3,729
                                                               -------            -------
        Total fixed charges                                   $ 39,019           $ 53,193
                                                               =======            =======

RATIO OF EARNINGS TO FIXED CHARGES                                4.36               2.28
                                                                  ====               ====

Preferred stock dividend requirement                          $    154           $    521
Ratio of income before provision for
  income taxes to net income (C)                                 158.7%             167.8%
                                                               -------            -------
Preferred stock dividend requirement
  on a pretax basis                                                244                874
Fixed charges, as above                                         39,019             53,193
                                                               -------            -------
        Total fixed charges and
          preferred stock dividends                           $ 39,263           $ 54,067
                                                               =======            =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                   4.33               2.24
                                                                  ====               ====




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                                                                   Exhibit 12D
                                                                   Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED






NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $4,977 and $6,891 for the nine month periods ended
        September 30, 1999 and 1998, respectively, and amount for trust preferred securities of $2,141 for the nine month period ended September 30, 1999.

(C) Represents income before provision for income taxes of $171,302 and $68,030 for the nine month periods ended September 30, 1999 and 1998, respectively, divided by net income of $107,950 and $40,536, respectively for the same periods.